Exhibit 10.2
DISTILLER’S GRAIN MARKETING AGREEMENT
THIS DISTILLER’S GRAIN MARKETING AGREEMENT (the “Agreement”), is entered into effective as of Aug 8 , 2008, by and between Homeland Energy Solutions, LLC an Iowa limited liability company (“Seller”) and CHS Inc., a Minnesota cooperative corporation (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller desires to sell and Buyer desires to purchase the distiller’s dried grains with solubles (“DDGS”), wet distillers grains (“WDG”) and solubles (“Solubles”) (hereinafter DDGS, WDG, and Solubles are referred to collectively as the “Products”) output from the ethanol production plant that Seller intends to build, own and operate, in New Hampton Iowa; and
WHEREAS, Seller and Buyer wish to agree in advance of the sale and purchase of the Products to the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, it is hereby agreed:
1. BUYER PERFORMANCE. Buyer agrees to perform the services that it provides for Seller in a professional and competent manner.
2. PURCHASE AND SALE. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the entire bulk feed grade DDGS, WDG and Solubles output from Seller’s plant located in New Hampton Iowa (the “Plant”), subject to all terms and conditions set forth in this Agreement. Buyer shall label all of Seller’s Products that are marketed or sold by Buyer hereunder, and shall register all labels with the states where such Products are sold.
3. TRADE RULES. All purchases and sales made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise specified in this Agreement. Said Feed Trade Rules, a copy of which are appended hereto as Exhibit A, shall, to the extent applicable and as amended from time to time, be a part of this Agreement as if fully set forth herein.
4. TERM. The initial term of this Agreement shall be for one (1) year commencing as of substantial completion and start-up of production of the Plant (the “Effective Date”). Unless earlier terminated in accordance with this Agreement, this Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew not later than ninety (90) days prior to the expiration of the then current term.

5. DELIVERY AND TITLE.
A. The place of delivery for all the Products sold pursuant to this Agreement shall be FOB Plant. Buyer and Buyer’s agents shall be given access to Seller’s Plant in a manner and at all times reasonably necessary and convenient for Seller and for Buyer to take delivery as provided herein. Buyer shall schedule the loading and shipping of all outbound Products purchased hereunder which are shipped by truck or rail. All labor and equipment necessary to load trucks or rail cars shall be supplied by Seller without charge to Buyer. Seller agrees to handle the Products in a good and workmanlike manner in accordance with Buyer’s reasonable requirements and in accordance with normal industry practice. Seller shall maintain the truck and rail loading facilities in safe operating condition and in accordance with normal industry standards.
B. Seller further warrants that storage space for not less than five (5) days production of DDGS shall be reserved for Buyer’s use at the Plant and shall be available for storage of DDGS purchased by Buyer hereunder at no charge to Buyer. Seller shall also make available the necessary storage for WDG and Solubles which is adequate for Buyer to market such products. Seller shall be responsible at all times for the quantity, quality and condition of any of the Products in storage at the Plant. Seller shall not be responsible for the quantity, quality and condition of any of the Products stored by Buyer at locations other than the Plant.
C. Buyer shall give to Seller a schedule of quantities of the Products to be removed by truck and rail with sufficient advance notice to reasonably allow Seller to provide the required services. Seller shall provide the labor, equipment and facilities necessary to meet Buyer’s loading schedule and, except for any consequential or indirect damages, shall be responsible for Buyer’s actual costs or damages resulting from Seller’s failure to do so. Except as otherwise set forth herein, Buyer shall order and supply trucks and rail cars as scheduled for truck and rail shipments. All freight charges shall be the responsibility of Buyer and shall be billed directly to Buyer.
D. Buyer shall provide loading orders as necessary to permit Seller to maintain Seller’s usual production schedule; provided, however, that Buyer shall not be responsible for failure to schedule removal of the Products unless Seller shall have provided to Buyer production schedules as follows: Five (5) days prior to the beginning of each calendar month during the term hereof, Seller shall provide to Buyer a tentative schedule for production in the next calendar month. Seller shall inform Buyer daily of inventory and production status. For purposes of this paragraph, notification will be sufficient if made by e-mail or facsimile as follows:
If to Buyer, to the attention of Steve Markham, Facsimile number                      or email to Steve.Markham@CHSInc.com, and

If to Seller, to the attention of Homeland Energy Solutions, LLC, Attn: General Manager, Facsimile number                      or email to                     .
Or to such other representatives of Buyer and Seller as they may designate to the other in writing.
E. Title, risk of loss and full shipping responsibility shall pass to Buyer upon loading the Products into trucks or rail cars.
6. PRICE AND PAYMENT
A. Buyer agrees to pay Seller as follows: for all DDGS removed by Buyer from the Plant a price equal to ninety eight percent (98%) of the FOB Plant price (defined below) actually received by Buyer from its customers; for WDG removed by Buyer from the plant a price equal to ninety six percent (96%) of the FOB Plant price actually received by Buyer from its customers. Buyer shall retain the balance of the FOB Plant price received by Buyer from its customers (2% in the case of DDGS, and 4% in the case of WDG) as its fee for services provided under this Agreement. In no event shall the fee for DDGS or WDG be less than $1.50 per ton. Buyer shall also receive from Seller a fee for Solubles of $2.00 per ton. For purposes of this provision, the “FOB Plant price” shall be the actual sale price received by Buyer from its customers, less all customary freight costs incurred by Buyer in delivering the Product to its customer.
B. Buyer agrees that it shall not sell Product for delivery more than ninety (90) days from the date of entering into a sale without the prior consent of Seller. Buyer agrees to use commercially reasonable efforts to achieve the highest sale price available under prevailing market conditions. Seller’s sole and exclusive remedy for breach of Buyer’s obligations hereunder shall be to terminate this Agreement. Buyer shall collect all applicable state tonnage taxes on Products sold by Buyer and shall remit to the appropriate governmental agency.
C. Within five (5) days following receipt of certified weight certificates, which certificates shall be presented to Buyer each Thursday for all shipments during the preceding week, Buyer shall pay Seller the full price, determined pursuant to paragraph 6A above, for all properly documented shipments. Buyer shall submit to Seller a certificate with each such payment showing in reasonable detail the price invoiced by Buyer to the third-party buyer, freight and commission on all Products for which payment is being made. Buyer agrees to maintain accurate sales records and to provide such records to Seller upon request. Seller shall have the option to audit Buyer’s sales invoices at any time during normal business hours and during the term of this Agreement. Any discrepancy discovered will be paid by Buyer and shall be calculated with accrued interest from the original due date at a rate equal to two percent (2%) per annum above the Prime Commercial Lending Rate as reported in the Wall Street Journal. If the discrepancy discovered is greater than $5,000, Buyer shall pay and reimburse to Seller all audit costs of Seller.

7. QUANTITY AND WEIGHTS.
A. It is understood that the output of the Products shall be determined by Seller’s production schedule and that no warranty or representation has been made by Seller as to the exact quantities of Products to be sold pursuant to this Agreement.
B. The quantity of Products delivered to Buyer from Seller’s Plant shall be established by weight certificates obtained from the scale at the Plant which is certified as of the time of weighing and which complies with all applicable laws, rules and regulations or in the event that the scale at the Plant is inoperable then at other scales which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. The outbound weight certificates shall be determinative of the quantity of the Products for which Buyer is obligated to pay pursuant to Section 6.
8. QUALITY.
A. Seller understands that Buyer intends to sell the Products purchased from Seller as a primary animal feed ingredient and that said Products are subject to minimum quality standards for such use. Seller agrees and warrants that the Products produced at its plant and delivered to Buyer shall be accepted in the feed trade under current industry standards.
B. Seller warrants that all Products, unless the parties agree otherwise, sold to Buyer hereunder shall, at the time of delivery to Buyer, conform to the following minimum quality standard:

	Protein		Fat		Fiber		Moisture		Ash
	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max
DDGS	25		10			15		12		6
WDG	13		5			7		50		3
Solubles
The standard for DDGS and WDG will be determined on an as is basis rather than a dry weight basis. Minimum quality Standards for Solubles shall be agreed upon by the parties at a subsequent date.

C. Payment of invoice does not waive Buyer’s rights if Products do not comply with terms or specifications of this Agreement. Subject to Section 8(E) and unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, the Buyer may, without obligation to pay, reject either before or within five (5) days of delivery, any of the Products which when inspected or used fail in a material way to conform to this Agreement at the time of delivery to Buyer. Should any of the Products be seized or condemned by any federal or state department or agency for any reason except noncompliance by Buyer with applicable federal or state requirements or as a result of any other action or misconduct by Buyer, such seizure or condemnation shall operate as a rejection by Buyer of the Products seized or condemned and Buyer shall not be obligated to offer any defense in connection with the seizure or condemnation. When rejection occurs before or within five (5) days of delivery, at its option, Buyer may:
(1) Dispose of the rejected Products after first offering Seller a reasonable opportunity of examining and taking possession thereof, if the condition of the Products reasonably appears to Buyer to permit such delay in making disposition; or
(2) Dispose of the rejected Products in any manner directed by Seller which Buyer can accomplish without violation of applicable laws, rules, regulations or property rights; or
(3) If Buyer has no available means of disposal of rejected Products and Seller fails to direct Buyer to dispose of it as provided herein, Buyer may return the rejected Products to Seller, upon which event Buyer’s obligations with respect to said rejected Products shall be deemed fulfilled. Title and risk of loss shall pass to Seller promptly upon rejection by Buyer.
Seller shall reimburse Buyer for all costs reasonably incurred by Buyer in storing, transporting, returning and disposing of the rejected Products. Buyer shall have no obligation to pay Seller for rejected Products and may deduct reasonable costs and expenses to be reimbursed by Seller from amounts otherwise owed by Buyer to Seller.
If Seller produces Products which comply with the warranty in Section C but which do not meet applicable industry standards, Buyer agrees to purchase such Products for resale but makes no representation or warranty as to the price at which such Products can be sold. If the Products deviate so severely from industry standards as to be unsellable, then it shall be disposed of in the manner provided for rejected Products in Section C.
D. If Seller knows or reasonably suspects that any of the Products produced at its Plant are adulterated or misbranded, or outside of industry quality standards, Seller shall promptly so notify Buyer so that such Products can be tested before entering interstate commerce. If Buyer knows or reasonably suspects that any of the Products produced by Seller at its Plant are adulterated, misbranded or outside of industry quality standards, then Buyer may obtain independent laboratory tests of the affected Products. If such Products are tested and found to comply with all warranties made by Seller herein, then Buyer shall pay all testing costs; and if the Products are found not to comply with such warranties, Seller will pay all testing costs.

E. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that Seller’s warranties set out in Section 8(A), (B) and (C) and Section 11 only apply to the Products at the time it is delivered to Buyer and Buyer agrees that Seller is not responsible to the extent the Products become adulterated or misbranded at some time after delivery and, as a result thereof, fails to conform with the standards set out in this Agreement.
9. RETENTION OF SAMPLES. Seller will take an origin sample of DDGS from each truck and rail car before it leaves the Plant using standard sampling methodology. Seller will label these samples to indicate the date of shipment and the truck or railcar number involved. Seller will retain the samples and labeling information for no less than one (1) year.
10. INSURANCE.
A. Seller warrants to Buyer that all employees engaged in the removal of the Products from Seller’s Plant shall be covered as required by law by worker’s compensation insurance.
B. Seller agrees to maintain throughout every term of this Agreement comprehensive general liability insurance, including product liability coverage, with combined single limits of not less than $2,000,000. These limits can also be attained through the use of an excess or umbrella policy. Seller’s policies of comprehensive general liability insurance shall be endorsed to require Seller’s insurer endeavor to provide at least thirty (30) days’ advance notice to Buyer prior to the effective date of any decrease in or cancellation of coverage. Seller shall cause Buyer to be named as an additional insured on Seller’s insurance policy and shall provide a certificate of insurance to Buyer to establish the coverage maintained by Seller not later than fourteen (14) days prior to completion and start-up of production of the Plant.
C. Buyer agrees to maintain throughout every term of this Agreement comprehensive general liability insurance with combined single limits of not less than $2,000,000. These limits can also be attained through the use of an excess or umbrella policy. Buyer’s policies of comprehensive general liability insurance shall be endorsed to require Buyer’s insurer to endeavor to provide at least thirty (30) days’ advance notice to Seller prior to the effective date of any decrease in or cancellation of coverage. Buyer shall cause Seller to be named as an additional insured on Buyer’s insurance policy and shall provide a certificate of insurance to Seller to establish the coverage maintained by Buyer not later than fourteen (14) days prior to completion and start-up of production of the Plant.

D. Buyer agrees to carry automobile liability insurance on Buyer owned, non-owned and hired vehicles operating on Seller’s property with minimum limits of liability of $5,000,000 combined single limit for each occurrence, listing Seller, its employees, agents and representatives, as additional insureds, and providing them with a waiver of subrogation. These limits can also be attained through the use of an excess or umbrella policy. Upon request, Buyer shall provide certificates of insurance to Seller to establish the coverage maintained by Buyer. Buyer will monitor and require proper trucking authority and insurance certificates for freight contracted by Buyer.
E. Notwithstanding the foregoing, nothing herein shall be construed to constitute a waiver by either party of claims, causes of action or other rights which either party may have or hereafter acquire against the other for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other for damage or injury to other persons or the property of others.
11. REPRESENTATIONS AND WARRANTIES.
A. Seller represents and warrants that all of the Products delivered to Buyer shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) and may lawfully be introduced into interstate commerce pursuant to the provisions of the Act. Seller further warrants that the Products shall fully comply with any applicable state laws governing quality, naming and labeling of product. Payment of invoice shall not constitute a waiver by Buyer of Buyer’s rights as to Products which do not comply with this Agreement or with applicable laws and regulations. Seller covenants that the Products will be merchantable as of the time they are loaded into railcars pursuant to this Agreement; provided, however, Seller makes no other representation or warranty, express or implied, including any warranty for a particular purpose, except as specifically stated in this Agreement.
B. Seller represents and warrants that the Products delivered to Buyer shall be free and clear of liens and encumbrances.
12. EVENTS OF DEFAULT. The occurrence of any of the following shall be an event of default (“Event of Default”) under this Agreement: (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of the covenants and agreements set forth in this Agreement; and (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

13. REMEDIES. Upon the happening of an Event of Default, the parties hereto shall have all remedies available under applicable law with respect to an Event of Default by the other party. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them; (1) to declare all amounts owed immediately due and payable; and (2) immediately to terminate this Agreement effective upon receipt by the party in default of the notice of termination, provided, however, the parties shall be allowed ten (10) days from the date of receipt of notice of default to cure any default. Notwithstanding any other provision of this Agreement either party may offset against amounts otherwise owed to the other party.
14. FORCE MAJEURE. Neither Seller nor Buyer will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, hurricane, tornado, flood, earthquake, explosion, act of the public enemy, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war stoppages (all strikes, lockouts, labor disputes, labor shortages, or shutdowns shall be of a regional or national character), or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof. Notwithstanding the foregoing, a party shall not be entitled to claim relief under this Section 14, unless such party provides written notice of such force majeure event within five (5) days of the first occurrence. During periods when Buyer declares a force majeure event has occurred, Seller shall have the right to sell Products to third parties.
15. INDEMNIFICATION.
A. Seller shall indemnify, defend and hold Buyer and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Buyer or its officers, directors, employees or agents may suffer, sustain or become subject to, as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Seller contained herein, or (ii) the Seller’s negligence or willful misconduct.
B. Buyer shall indemnify, defend and hold Seller and its officer, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that Seller or its officers, directors, employees or agents may suffer, sustain or become subject to, as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of Buyer contained herein or (ii) the Buyer’s negligence or willful misconduct.
C. Where such personal injury, death or loss of or damage to property is the result of negligence on the part of both Seller and Buyer, each party’s duty of indemnification shall be in proportion to the percentage of that party’s negligence or fault.

D. Seller acknowledges that in order to maximize the total revenue to be generated through the sale of the Products, Buyer may take positions (which if such positions relate to deliveries scheduled more than ninety (90) days after the date of sale, may only be taken upon receipt of Seller’s Consent), by selling the Products in anticipation of Seller providing the Products. Notwithstanding the fact that Seller’s obligation is to provide Buyer with the output of the Plant, the parties acknowledge that Buyer may suffer losses as a result of positions taken by Buyer if Seller discontinues operations for any reason whatsoever including Force Majeure. Therefore, Seller shall indemnify, defend and hold Buyer and its officers, directors, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorney’s fees), costs, claims, demands that Buyer or its officers, directors, employees, or agents may suffer, sustain or become subject to as a result of any sale or purchase of product taken by Buyer in anticipation of Seller delivering the Products hereunder resulting from Seller discontinuing operations related to a position taken by Buyer, provided Buyer has taken commercially reasonable steps to avoid the loss. Seller shall not be liable for any loss resulting from Seller discontinuing operations related to a position taken by Buyer for delivery more than ninety (90) days from the date of entering into a sale without the consent of Seller.
The indemnification in this Section 15 shall survive the termination of this Agreement.
16. GOVERNMENTAL ACTION. The parties recognize that the value of the Products could change as a result of various governmental programs, be they foreign or domestic. In the event that a significant value change of the Products as a result of any such governmental program, either party may request re-negotiation of the contract price for the Products by providing written notice to the other party. The party requesting re-negotiation shall be required to demonstrate that the value of the Products has significantly changed in the market. Should such a change take place, the parties agree to negotiate, in good faith, a revised sale price for the Products. If, after a good faith effort, the parties are unable to agree on a new price within the ninety (90) day period immediately following notice to the other party, then in such event and notwithstanding the other provisions hereof, either party may terminate this Agreement upon ninety (90) days’ prior written notice.
17. RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than that of buyer and seller between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

18. MISCELLANEOUS.
A. This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof.
B. No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.
C. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.
D. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.
E. This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.
F. The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
G. This Agreement shall be construed and performed in accordance with the laws of the State of Iowa.
H. The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party.
I. Notice shall be deemed to have been given to the party to whom it is addressed ninety-six (96) hours after it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows:

Buyer:	CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN. 55077
ATTN: Steve J. Markham

Seller:	Homeland Energy Solutions, LLC

ATTN:

IN WITNESS THEREOF, the parties have caused this Agreement to be executed the day and year first above written.

CHS Inc.
By:	/s/ Steve Markham
	Name:	Steve Markham
Its: Merchant

Homeland Energy Solutions, LLC
By:	/s/ Stephen K. Eastman
	Name:	Stephen K. Eastman
Its: President